                                                            Exhibit 4.8


                              SEGUE SOFTWARE, INC.

           Third Amendment to 1996 Amended and Restated Incentive and
                        Non-Qualified Stock Option Plan


A. The following Third Amendment to the 1996 Amended and Restated Incentive and Non-Qualified Stock Option Plan (the "Plan") of Segue Software, Inc. (the "Company"), as first amended by vote of the Board of Directors on February 7, 1997 and the shareholders of the Company at the Annual Meeting of Stockholders of the Company on May 2, 1997, was adopted by the Board of Directors of the Company, with respect to paragraphs 1, 3 and 4, on March 22, 2000, and with respect to paragraphs 2 and 5 on June 23, 2000 and was submitted to and approved by the stockholders of the Company at the 2000 Annual Meeting of Stockholders held on June 23, 2000. Capitalized terms used herein and not otherwise defined shall have the meaning provided in the Plan.

     1. Paragraph 3 of the Plan is hereby amended by deleting said Paragraph in its entirety and substituting therefor the following:

     "3.  SHARES SUBJECT TO THE PLAN.
          --------------------------

          The number of Shares reserved and available for issuance under the Plan shall be increased from 3,250,000 to 3,700,000. Further, as of each of January 1, 2001 and January 1, 2002, an additional positive number equal to five percent (5%) of the number of shares of Common Stock of the Company outstanding as of each such dates, respectively, shall be added to the reserved Shares under the Plan. The foregoing number of Shares shall be subject to adjustment by the Administrator in accordance with Paragraph 16 of the Plan.

          For purposes of this Paragraph 3, the Shares underlying any Options which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Common Stock or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan."

     2.   Paragraph 6(A) of the Plan is hereby amended by deleting subparagraph
(a) thereof and substituting therefor the following:

               "(a) Option Price: The option price (per share) of the Shares covered by each Option shall be determined by the Administrator but shall not be less than the Fair Market Value per share of Common Stock."

     3.   Paragraph 6(B) of the Plan is hereby amended by deleting subparagraph
(d) in its entirety and substituting therefor the following:

               "(d) Limitation on Grant of ISOs: No ISOs shall be granted (i) from the 2,450,000 Shares authorized on February 12, 1996 after February 12, 2006, (ii) from the 550,000 Shares authorized by the amendment to the Plan adopted by the Board of Directors on February 7, 1997 and approved by the shareholders of the Company on May 2, 1997 after February 7, 2007,
     (iii) from the 250,000 Shares authorized by the amendment to the Plan adopted by the Board of Directors on February 25, 1998 and approved by the shareholders of the Company on June 5, 1998 after February 25, 2008, and
     (iv) from the Shares added to the Plan by this Second Amendment, on March 22, 2010."

     4. Paragraph 22 of the Plan is hereby amended by deleting said Paragraph in its entirety and substituting therefor the following:

     "22.  TERMINATION OF THE PLAN.
           -----------------------

          The Plan will terminate on March 22, 2010. The Plan may be terminated at an earlier date by vote of the shareholders of the Company; provided, however, that any such earlier termination will not affect any Options granted or Option Agreements executed prior to the effective date of such termination."

     5. Paragraph 23 of the Plan is hereby amended by deleting said Paragraph in its entirety and substituting therefor the following:

     "23.  AMENDMENT OF THE PLAN AND AGREEMENTS.
           ------------------------------------

          The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Options granted under the Plan or Options to be granted under the Plan for favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, to the extent necessary to ensure the qualification of the Plan under Rule 16b-3, at such time, if any, as the Company has a class of stock registered pursuant to Section 12 of the 1934 Act, and to the extent necessary to qualify the shares issuable upon exercise of any outstanding Options granted, or Options to be granted, under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Notwithstanding the preceding sentence, any amendment approved by the Administrator which (i) is material, or (ii) is of a scope that requires shareholder approval in order to ensure favorable federal income tax treatment for any incentive stock options or requires shareholder approval in order to ensure the compliance of the Plan with Rule 16b-3 at such time, if any, as the Company has a class of stock registered pursuant to Section 12 of the 1934 Act, shall be subject to obtaining such shareholder approval. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under an Option previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Option Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Option Agreements may be amended by the Administrator in a manner which is not adverse to the Participant."

B. Except as expressly amended hereby, the Plan remains in full force and effect in accordance with its terms.